                                                                    EXHIBIT 10.5

                                CORTLAND BANCORP
                          DIRECTOR RETIREMENT AGREEMENT

     THIS AGREEMENT is made as of this 1st day of March, 2001, by and between Cortland Bancorp., a bank holding company located in Cortland, Ohio (the "Company') and George E. Gessner (the "Director").

     To encourage the Director to remain a member of the Company's Board of Directors, the Company is willing to provide retirement benefits to the Director. The Company will pay the benefits from its general assets, None of the conditions or events included in the definition of the term "golden parachute payment?' that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. Section 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.l (f)(1)(ii)] exists or, to the best knowledge of the Company, is contemplated insofar as the Company is concerned.

                                    AGREEMENT

     In consideration of the foregoing premises and other good and valuable consideration, the receipt and acceptance of which are hereby acknowledged, the Director and the Company hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1 "Change in Control" means that any of the following events occur:

          (a) The acquisition by a person or persons acting in concert of the power to vote 25% or more of a class of the Company's voting securities;

          (b) The acquisition by a person of the power to direct the Company's management or policies, if the Board of Directors of the Company has made a determination that such acquisition constitutes or will constitute an acquisition of control of the Company for the purposes of the Bank Holding Company Act or the Change in Bank Control Act and the regulations thereunder,

          (c) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof provided. however, that -- for purposes of this clause (c) -- each director who is first elected by the Board of the Company (or first nominated by that Board for election by shareholders) by a vote of at least two-thirds (2/3) of the directors then in office shall be deemed to have been a director at the beginning of the period;

          (d) The Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by persons who were shareholders of the Company immediately before such merger or consolidation, or

          (e) The Company shall have sold substantially all of its assets to another person.

          For purposes of this Agreement, the term "person" refers to an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

          Notwithstanding this definition of Change in Control, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company's voting securities as a result of the acquisition of the Company voting securities by the Company which reduces the number of the Company's voting securities outstanding, provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company voting securities that increases the percentage of outstanding Company voting securities beneficially owned by such person, a Change in Control of the Company shall then occur.

     1.2 "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 "Disability" means, if the Director is covered by a Company-sponsored disability policy, total disability as defined in such policy without regard to any waiting period, If the Director is not covered by such a policy, Disability means the Director suffering a sickness, accident or injury, which, in the judgment of a physician satisfactory to the Company, prevents the Director from performing substantially all of the Director's normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

     1.4 "Early Termination" means the Termination of Service before Normal Retirement Age for reasons other than death, Disability Termination for Cause or following a Change in Control

     1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.

     1.6 "Effective Date" means March 1, 2001,

     1.7 "Normal Retirement Age" means the Director's 66st birthday.

     1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

     1.9 "Plan Year" means each twelve-month period from the Effective Date of this Agreement

     1.10 "Termination for Cause" See Section 5.2.

     1.11 "Termination of Service" means that the Director ceases to be a member of the Company's Board of Directors for any reason whatsoever. For purposes of this Agreement, if there is a dispute over the service status of the Director or the date of the Director's Termination of Service, the Company shall have the sole and absolute tight to decide the dispute unless a Change in Control shall have occurred,

                                    ARTICLE 2
                                LIFETIME BENEFITS

     2.1 Normal Retirement Benefit. Upon Termination of Service on or after Normal Retirement Ag; the Company shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement

          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $10,000 (Ten Thousand Dollars). The Company's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

          2.1.2 Payment of Benefit. The Company shall pay this annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for 10 years.

          2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit

     2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement

          2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1). Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A.

          2.2.2 Payment of Benefit. The Company shall pay this annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Director for 10 years.

          2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

     2.3 Disability Benefit. If the Director terminates service due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement

          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Service occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1). Any increase in the annual benefit under Section 2.1.1 would require the recalculation of this benefit on Schedule A.

          2.3.2 Payment of Benefit. The Company shall pay this annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Director for 10 years.

          2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

     2.4 Change in Control Benefit. If the Director's service with the Company terminates within one year after a Change in Control (except for Termination for Cause), the Company shall pay to the Director the benefit described in this
Section 2.4 in lieu of any other benefit under this Agreement

          2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the benefit determined under Schedule A based on the date of the Director's Termination of Service, which is determined by vesting the Director in 100% of the Accrual Balance. Any increase in the annual benefit under Section
     2.1.1 would require the recalculation of this benefit on Schedule A.

          2.4.2 Payment of Benefit. The Company shall pay this benefit to the Director in a lump sum within 3 days following the Director's Termination of Service.

                                    ARTICLE 3
                                 DEATH BENEFITS

     In lieu of any other benefit under this Agreement, the Director's beneficiary(ies) shall be entitled to receive the following benefits under Articles 3.1, 3.2, 3.3 or 3.4, depending on whether the Director's death occurs during or after active service and before or after Normal Retirement Age.

     3.1 Death in Active Service Before Normal Retirement Age. If the Director dies before Normal Retirement Age while in the active service of the Company, the Company shall pay to the Director's beneficiary(ies) a lump sum benefit determined by vesting the Director in 100% of the Accrual Balance on the Director's date of death. The Company shall pay this benefit to the Director's beneficiary(ies) in a lump sum within 30 days following the Director's death.

     3.2 Death in Active Service After Normal Retirement Age. If the Director dies after Normal Retirement Age while in the active service of the Company, the Company shall for a period of 10 years pay to the Director's beneficiary(ies) the Normal Retirement Benefit provided in Article 2.1.1.

     3.3 Death After Termination of Service Before Normal Retirement Age. (a) After Payments Commence. If, a Termination of Service before Normal Retirement Age having previously occurred, the Director dies after benefit payments commence under Article 2.2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Directors beneficiary(ies) at the same time and in the same amounts they would have been paid to the Director had the Director survived,

     (b) Before Payments Commence. If, a Termination of Service before Normal Retirement

Age having previously occurred, the Director is entitled to any benefit pursuant to Article 2.2 of this Agreement but dies before the benefit payments commence, the Company shall pay the same aggregate benefit payments to the Director's beneficiary(ies) that the Director was entitled to before death, except that the benefit payments shall commence on the first day of the month following the date of the Director's death.

     3.4 Death After Termination of Service After Normal Retirement Age. (a) After Payments Commence. 1f, a Termination of Service on or after Normal Retirement Age having previously occurred, the Director dies after benefit payments commence under Article 2.1 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's beneficiary(ies) at the same time and in the same amounts they would have been paid to the Director had the Director survived.

          (b) Before Payments Commence. If, a Termination of Service on or after Normal Retirement Age having previously occurred, the Director is entitled to any benefit pursuant to Article 2.1 of this Agreement but dies before the benefit payments commence, the Company shall pay the same aggregate benefit payments to the Director's beneficiary(ies) that the Director was entitled to before death, except that the benefit payments shall commence on the first day of the month following the date of the Director's death.

                                    ARTICLE 4
                                  BENEFICIARIES

     4.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modi1~y the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved, lithe Director dies without a valid beneficiary designation, the Director's estate shall be the beneficiary.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit such distribution shall completely discharge the Company from all liability with respect to such benefit

                                    ARTICLE 5
                               GENERAL LIMITATIONS

     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Director's service for:

          (a) Gross negligence or gross neglect of duties;

          (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          (c) Fraud, disloyally, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director's service and resulting in an adverse effect on the Company.

     5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

     5.3 Removal. If the Director is removed from service and/or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under Section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. Section 18l8(e)(4) or (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order.

                                    ARTICLE 6

                          CLAIMS ANTI REVIEW PROCEDURES

     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim for benefits under this Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement lithe Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed, lithe Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons, which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

                                   ARTICLE 8
                                 MISCELLANEOUS

     8.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     8.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Company, nor does the Agreement interfere with the rights of the Company's shareholders not to re-elect the Director or the right of shareholders or the Board to remove an individual as a director of the Company. The Agreement also does not require the Director to remain a director nor interfere with the Director's right to terminate services at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by an assumption agreement in form and substance satisfactory to the Director, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breath of this Agreement and shall entitle the Director to the Change in Control Benefit provided in Section 2.4.

     8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement

     8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     8.7 Unfunded Arrangement. The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a) Interpreting the provisions of the Agreement

          (b) Establishing and revising the method of accounting for the Agreement,

          (c) Maintaining a record of benefit payments; and

          (d) Establishing riles and prescribing any forms necessary or desirable to administer the Agreement

     8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     8.11 Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full -extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision, not held so invalid, and the rest of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect

     8.12 Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement

     8.13 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

     (a) If to the Company, to:    Board of Directors
                                   Cortland Bancorp.
                                   194W, Main Street
                                   P.O. Box 98
                                   Cortland, Ohio 44410-1466

     (b) If to the Director, to:   George E. Gessner

                                   _________________________

                                   _________________________

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

     IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement as of the day and year first written above.

DIRECTOR:                               COMPANY:

                                        CORTLAND BANCORP.


------------------------------------    By:
George E. Gessner                           ------------------------------------

                                        Title:
                                               ---------------------------------

                             BENEFICIARY DESIGNATION
                                CORTLAND BANCORP.
                          DIRECTOR RETIREMENT AGREEMENT

                                GEORGE E. GESSNER

     I designate the following as beneficiary of any death benefits under this Director Retirement Agreement:

Primary: _______________________________________________________________________

________________________________________________________________________________


Contingent: ____________________________________________________________________

________________________________________________________________________________

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S)
     AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

     I understand that I may change these beneficiary designations by filing a new written designation with the Company, I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.


Signature:
           --------------------------
Date:
      -------------------------------

Received by the Company this ______ day of _________ ,2001.


By:
    ---------------------------------
Title:
       ------------------------------

                                February __, 2004

Mr. George E. Gessner
Director
Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410-1466

          RE: LETTER AMENDMENT OF DIRECTOR RETIREMENT AGREEMENT

Dear Mr. Gessner:

     The purpose of this letter is to memorialize in writing certain changes in your March 1, 2001 Director Retirement Agreement, which I refer to hereinafter as the "Agreement." Cortland Bancorp had been accruing for its liability under the Agreement using an 8.00% accrual rate assumption, but that assumed rate was changed to 6.75% effective on October 1, 2003, reflecting the decline in prevailing interest rates that has persisted since the Agreements were originally entered into. A similar change in the accrual rate assumption was recently made by Cortland Savings and Banking Company for its liability accruals under Salary Continuation Agreements with officers.

     The changed accrual rate assumption affects anticipated benefit payment amounts, both under the Agreements and under the officers' Salary Continuation Agreements. Just as the Salary Continuation Agreements' Schedules A have been updated to reflect this changed assumption, we propose to replace the Schedule A attached to your Agreement with a new Schedule A. To make this process more fluid if a similar change needs to be made in the future, we are also proposing
(a) to add to the Agreement a definition of the term "Accrual Balance," (b) to add a provision clarifying that the Agreement's terms govern in all cases in which there is a conflict between the text of the Agreement versus the benefits reflected on Schedule A, and (c) to replace Sections 8.9 and 8.10 with a new
Article 9 that has to do with administration of the Agreement. These new provisions make more clear the power of the administrator of the Agreement (the board) to make decisions about important accounting and interpretive issues under the Agreement, including changes in Schedule A of the Agreement.

     The text of the amendment is set forth below. Following that text is a signature line. I ask that you sign and date the enclosed copy of this letter in the spaces provided, and that you return the executed copy to me. That will complete the amendment process. A revised Schedule A is also attached to this letter. Please retain the accompanying revised Schedule A. The revised Schedule A replaces and supersedes in its entirety the Schedule A currently associated with your Agreement. You may discard the old Schedule A.

FIRST AMENDMENT

     A new definition of the term "Accrual Balance" is added to the Agreement as
Section 1.12, as follows:

          1.12 "Accrual Balance" means the liability that should be accrued by the Company under generally accepted accounting principles ("GAAP") for the Company's obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody's, rounded to the nearest 1/4%. The initial discount rate is 6.75%. However, the Plan Administrator, in its sole discretion, may adjust the discount rate to maintain the rate within reasonable standards according to GAAP. The Plan Administrator shall consist of the Company's board of directors or such committee or person(s) as the board shall appoint.

SECOND AMENDMENT

     A new section 2.5 is added to the Agreement to clarify that the terms of the Agreement govern if there is a conflict between the text of the Agreement versus the benefits reflected on Schedule A attached to the Agreement, as follows:

          2.5 Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and Schedule A attached hereto concerning the benefits due under Section 2.2, 2.3, or 2.4 hereof, then the actual amount of benefits prescribed by this Agreement shall control.

THIRD AMENDMENT

     The sections of the Agreement having to do with "Administration" (section 8.9) and "Named Fiduciary" (section 8.10) are hereby deleted in their entirety, and the sections that follow are renumbered accordingly sections 8.9 ("Severability"), 8.10 ("Headings"), and 8.11 ("Notices").

FOURTH AMENDMENT

     A new Article 9 having to do with administration is added to the Agreement, as follows:

                                    ARTICLE 9
                           ADMINISTRATION OF AGREEMENT

          9.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Company's board of directors or such committee or person(s) as the board shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (b) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with the Agreement.

          9.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

          9.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

          9.4 Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

          9.5 Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

     Please signify your acceptance of and agreement to the foregoing changes by executing and dating the enclosed copy of this letter in the spaces provided and returning it to the undersigned. The changes become effective as an amendment of your Director Retirement Agreement upon receipt by Cortland Bancorp of this letter executed by you.

                                        Cortland Bancorp


                                        By:
                                            ------------------------------------
                                            Rodger W. Platt
                                        Its: Chairman of the Board and President

     Accepted and agreed to this __________ day of ___________ , 2004 by the undersigned director of Cortland Bancorp.

                                        Director


                                        ----------------------------------------
                                        George E. Gessner

                                   SCHEDULE A
                                CORTLAND BANCORP
                          DIRECTOR RETIREMENT AGREEMENT

George E. Gessner
Normal Retirement Age: 66

                                          EARLY
                                       TERMINATION      DISABILITY
                   AGE               ANNUAL BENEFIT   ANNUAL BENEFIT     CHANGE-IN-
                   AT                  PAYABLE AT       PAYABLE AT        CONTROL
                  PLAN    ACCRUAL        NORMAL           NORMAL          BENEFIT
   PLAN YEAR      YEAR   BALANCE @   RETIREMENT AGE   RETIREMENT AGE     PAYABLE IN
ENDING FEBRUARY    END   6.75% (1)         (2)              (2)          A LUMP SUM
---------------   ----   ---------   --------------   --------------   -------------
      2004         59    $15,560         $ 3,396          $ 3,396         $15,560

      2005         60    $22,303         $ 4,551          $ 4,551         $22,303

      2006         61    $29,516         $ 5,631          $ 5,631         $29,516

      2007         62    $37,231         $ 6,640          $ 6,640         $37,231

      2008         63    $45,483         $ 7,584          $ 7,584         $45,483

      2009         64    $54,310         $ 8,466          $ 8,466         $54,310

      2010         65    $63,752         $ 9,291          $ 9,291         $63,752

    Jan 2011       66    $72,983(3)      $10,000          $10,000         $72,983

     (1) Calculations are approximations. Benefit calculations are based on prior year-end accrual balances. The accrual balance reflects payment at the beginning of each month during retirement, beginning February 1, 2011.

     (2) Benefit is based on the present value of the current payment stream of the vested accrual balance using a standard discount rate (6.75%).

     (3) Projected retirement occurs January 24, 2011, with the first the first normal monthly retirement benefit commencing February 2011. The accrual balance at the end of January 2011 will be $72,983.